AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between VOYAGEUR MUTUAL FUNDS III and DELAWARE MANAGEMENT COMPANY (the ?Investment Manager?), a series of Delaware Management Business Trust, amended as of the 29th day of October, 2014, lists the fund for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for the fund and the date on which the Agreement became effective for the fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Select Growth Fund
January 4, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

VOYAGEUR MUTUAL FUNDS III

By: /s/ DAVID P. O?CONNOR
Name: David P. O?Connor
Title: Executive Vice President

By: /s/ PATRICK P. COYNE
Name: Patrick P. Coyne
Title: President and Chief Executive Officer

886786_1.doc

886786_1.doc